Exhibit 99.1

FOR IMMEDIATE RELEASE

January 20, 2016

Abakan, Inc. (“ABKI”: OTC US) – New York, New York

Abakan, Inc. and MesoCoat, Inc. Receivership Is Resolved By Court-Approved

Transaction: Receiver Worked With Parties to Resolve Disputes Resulting In

Satisfaction and Assignment Agreement and New MesoCoat Ownership Structure

On January 4, 2016, Abakan and MesoCoat entered into a Satisfaction and Assignment Agreement (the

“Satisfaction Agreement”) with secured creditors George Town, SA (“George Town”) and Sonoro Invest

S.A. (“Sonoro”), as well as unsecured creditors Joseph T. Eberhard (“Eberhard”), and David van der

Gulik, Warren Lydon, Philip Graves, Paul Ammon, Ammon & Associates and Vladimir Chernyakov

(together the “Abakan Petitioning Creditors” and collectively with George Town, Sonoro and Eberhard,

the “Creditors”), reflecting the terms of the Court Approved Transaction. Pursuant to the Satisfaction

Agreement, Abakan transferred 77.5% of the outstanding stock and ownership in MesoCoat to the

Creditors in satisfaction of approximately $6.24 million of claims by the Creditor’s against Abakan and

MesoCoat. Under the terms of the Satisfaction Agreement, George Town received 38.75% of

MesoCoat’s outstanding stock, Sonoro received 28.17% of MesoCoat’s outstanding stock, Eberhard received 7.44% of MesoCoat’s outstanding stock and the Abakan Petitioning Creditors received an aggregate of 3.14% of MesoCoat’s outstanding stock. Abakan retained 22.5% of MesoCoat’s outstanding stock.  In addition, MesoCoat agreed to pay in full the claims of certain creditors of

MesoCoat in the aggregate amount of approximately $41,900 within 14 days of execution of the

Satisfaction Agreement.  Further, pursuant to the Satisfaction Agreement, the Receiver will continue to serve as receiver over MesoCoat and Abakan for 91 days following the date of the Settlement

Agreement. MesoCoat is continuing to pay other creditors in the ordinary course of business.

The agreement was entered into after proposed settlement transactions were considered at a hearing on December 16, 2015 at the United States District Court for the Southern District of New York (the

“New York Court”).

For any questions of the Abakan and MesoCoat Receiver, please contact David G. Liston, Esq., general counsel to the Receiver, at 212-822-0160, or Thomas Messana, Esq., bankruptcy counsel to the

Receiver at 954-712-7400.

For any questions of counsel for the petitioning unsecured creditors, please contact Linda Leali, Esq. at

305-341-0671.

For any questions of counsel for the Abakan board of directors, please contact Geoffrey Aaronson, Esq.

at 786-594-3528.